Exhibit 10.5
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is made and entered into as of the Execution Date set forth on the signature page hereof, by and between ATS Automation Tooling Systems Inc. (the “Company”) and the undersigned employee (the “Employee”).
     WHEREAS the Company has offered to the Employee the position of Chief Executive Officer of the Company’s combined operations in the field of manufacturing and distribution of solar power products, collectively, the “ATS Solar Group”, as defined below.
     NOW, THEREFORE, in consideration of Employee’s employment and in consideration of the mutual covenants and promises contained in this Agreement, the parties agree as follows:
     1. Employment
     The Company hereby employs Employee on a full time basis, commencing effective as of the Commencement Date of this Agreement set forth on the signature page hereof (“Commencement Date”) and Employee hereby accepts such employment, upon the terms and conditions of this Agreement.
     2. Term
     This agreement shall constitute an employment agreement for an indefinite term, subject only to the termination provisions set out below.
     3. Duties
     Employee shall be employed in the position set forth on the signature page hereof, reporting to an advisory board of directors to be established for the ATS Solar Group (the “Board”). Employee shall undertake and render such services as may from time to time be assigned to him by the Board. Employee shall devote his full business time to the Company and to its affairs. Employee will at all times conduct himself in accordance with the internal management controls adopted by the Company from time to time and will perform no services, nor enter into any contracts for commercial purposes outside the Company except by written consent of the Board.
     4. Re-organization of ATS Solar Group
     The parties confirm that the “ATS Solar Group” currently consists of a number of different and segregated entities and operations, which are either directly or indirectly controlled and majority owned by the Company, including: (i) Photowatt International S.A., based in France; (ii) Matrix Solar Technologies Inc., based in the United States; (iii) Spheral Solar Power Inc. an Ontario company holding certain intellectual property relating to “Spheral Solar” technology; and (iv) and an operating division of the Company, Spheral Solar Power Division, located in Cambridge. It is the intention of the Company to combine these various businesses under a single legal entity, or as separate divisions under a single legal entity, at some point in the future, which resulting entity shall be referred to herein as “New Solar Co.”. In connection with such re-organization, the employment of the Employee and this Employment Agreement
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may be assigned by the Company to New Solar Co. and such assignment or transfer will not be construed as a termination of employment for the purposes of the termination provisions of this Agreement. The parties also confirm that such transfer may involve a re-organization of the reporting relationship of Employee and/or a reorganization of the Board, neither of which shall be construed as a material variation to the terms of the Employee’s employment. In the case of such assignment or transfer of this Employment Agreement to New Solar Co., all references to “Company” herein shall be deemed to be changed to “New Solar Co.” as the context requires.
     5. Compensation
     For services rendered by Employee under this Agreement, the Company agrees to pay Employee and Employee agrees to accept an annual base salary in the amount set forth on the signature page hereof (unless otherwise specified in Schedule A – Supplemental Compensation and Benefits Arrangements hereto), less all amounts required by law to be withheld, deducted or collected, payable in accordance with the Company’s payroll policies, as such policies may be changed from time to time. On an annual basis, Employee’s base salary may be increased by the Company in its discretion based on an annual performance review. Any bonus provisions set out in Schedule A – Supplemental Compensation and Benefits Arrangements may be modified by the Company in its discretion from time to time. Employee shall be entitled to such other compensation as may be set forth on Schedule A – Supplemental Compensation and Benefits Arrangements.
     6. Benefits
     The Company shall make available to Employee, during the term of employment, employee benefits (such as vacation and insurance) made generally available by the Company to its employees, provided that Employee qualifies for such benefits, plus, if applicable, any other or different benefits set forth on Schedule A – Supplemental Compensation and Benefits Arrangements.
     7. Expenses
     The Company shall pay or reimburse Employee for reasonable out-of-pocket expenses required by the Company in connection with the performance of the services provided under this Agreement, upon presentation of appropriate documentation and in compliance with the Company’s expense policies in place from time to time. The Company confirms that Employee shall be entitled to utilize “business class” travel for all flights in excess of five (5) hours and in such other circumstances as approved from time to time in accordance with Company policies.
     8. Termination of Employment
     Employee’s employment may be terminated as follows, in which event Employee’s compensation and benefits shall terminate except as otherwise provided below:
          (a) By Company Without Cause
          Company may terminate Employee’s employment at any time, with or without Cause (as defined below) or advance notice. If Company terminates Employee’s
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employment when neither Cause nor permanent disability exists, Company shall be obligated to continue to pay to Employee Employee’s then-current base monthly salary and provide the benefits pursuant to Section 6, but not any other additional compensation, bonus or other supplemental benefits provided pursuant to Schedule A – Supplemental Compensation and Benefits Arrangements, for a period equal to the Notice Period (as hereinafter defined), on regular payroll days subject to normal payroll deductions, subject, however to the Employee complying with the provisions of this Agreement during such Notice Period, including without limitation the provisions of Sections 9 (Confidentiality), 10 (Return Of Confidential Records), 11 (Assignment Of Inventions), 12 (Non-competition), and 13 (Non-Solicitation). The “Notice Period” provided in this Agreement shall be a period twenty-four (24) months regardless of age or length of service. The Notice Period provided herein is intended to be inclusive of all other notice of termination or severance entitlements to which the Employee may be entitled. In the event that the Employee obtains other employment during the Notice Period, the Company shall, from the commencement of Employee’s other employment, thereafter only be required to continue to pay to Employee fifty percent (50%) of the otherwise ongoing base salary payments for the duration of the Notice Period.
     (b) By Company for Cause
     Company may terminate Employee’s employment for Cause, where Company has a fair and reasonable basis to allege Cause for such termination. Following the notice and opportunity to cure (if cure is not made), or immediately if notice and opportunity to cure are not required or practical, Company may terminate Employee’s employment for cause by giving written notice of termination. The notice may take effect immediately or at such later date as Company may designate, provided that Employee may accelerate the termination date by giving five business days’ written notice of the acceleration. Upon termination of employment for Cause, Company shall pay Employee’s base salary and benefits through the effective date of termination.
     (c) Definition of “Cause”
     For purposes of this Agreement “Cause” means cause as may be defined under the applicable employment laws of the Province of Ontario at the time in question and includes, but is not limited to, (i) willful and continued failure by Employee to substantially perform his duties provided herein after a written demand for substantial performance delivered to Employee by the Company, which demand identifies with reasonable specificity the manner in which Employee has not substantially performed his duties, and Employee’s failure to comply with such demand within a reasonable time; (ii) the engaging by Employee in gross misconduct or gross negligence materially injurious to the company; (iii) the commission of any act in direct competition with or materially detrimental to the best interests of the Company; or (iv) Employee’s commission of a crime involving a felony or indictable offense.
     (d) By Employee
     Employee may terminate Employee’s employment at any time by giving 30 days’ advance written notice of termination, provided that Company may accelerate the
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termination date by giving written notice of the acceleration. Upon termination of employment by employee, Company shall pay Employee’s base salary and benefits through the effective date of termination.
     (e) Death
     Employee’s employment shall terminate automatically upon Employee’s death.
     (f) Permanent Disability
     Company may terminate Employee’s employment immediately if Employee becomes permanently disabled. For purposes of this Agreement, Employee will be considered “permanently disabled” if, for a continuous period of 180 days or more, Employee has been unable to perform the essential functions of the job (even with reasonable accommodation) because of one or more mental or physical illnesses and/or disabilities and there is no reasonable basis to believe that Employee’s condition is likely to materially change in the foreseeable future. Upon termination of employment by employee, Company shall pay Employee’s base salary and benefits through the effective date of termination.
     9. Confidentiality
     Employee agrees not to knowingly, directly or indirectly, use, or disclose or make available for use to anyone other than the Company, its affiliates, or their agents, any Confidential Information (as defined below) known to Employee as a result of his relationship with the Company, except as required in Employee’s performance of services for the Company or as authorized in writing by the Company. “Confidential Information” means, but is not limited to, all designs, software, hardware, firmware, manuals, drawings, trade secrets, know how, calculations, formulas, algorithms, research, specifications, current or prospective customer lists, supplier lists, costs, marketing materials, business and financial records, pricing or sales policies, development plans, marketing and business strategies, and all other information belonging to the Company, or its affiliates or that the Company or its affiliates have from its customers, employees or suppliers and do not have the right to disclose, related to the business or prospective business of the Company or its affiliates. Confidential Information does not include information that is (i) generally or readily available to the public; (ii) publicly known or becomes publicly known through no fault of Employee; or (iii) received from a third party without violation of a nondisclosure obligation.
     10. Return of Confidential Records
     All forms of information and all physical property made or compiled by Employee prior to or during the term of employment pursuant to this Agreement containing or relating in any way to Confidential Information shall be the Company’s exclusive property. All such materials and any copies thereof shall be held by Employee in trust solely for the benefit of the Company and shall be delivered to the Company upon expiration of this Agreement or earlier termination of Employee’s employment with the Company, or at any other time upon the Company’s
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request.
     11. Assignment of Inventions
     (a) The Company’s Exclusive Property
     All of Employee’s interest, rights, and claim of ownership in any and all Confidential Information, inventions, discoveries, improvements, suggestions, proposals, and ideas (collectively, “Inventions,” whether patentable or not) Employee has made or shall make during the period of Employee’s employment with the Company, whether made solely by Employee or jointly with others, and whether or not made during working hours, which relate or are applicable, directly or indirectly, to any phase of the Company’s business or its relationships with its customers or suppliers, including, but not limited to, the Company’s actual or anticipated research or development or the actual or anticipated research or development of the Company’s customers or suppliers to which the Company has access, shall, as between the Employee and the Company, be the exclusive property of the Company, its successors, assignees or nominees.
     (b) Disclosure and Assistance
     Employee will disclose Inventions to the Company promptly and in writing. When requested, and at the Company’s expense, Employee will assist the Company or its designee in efforts to protect such Inventions, including, without limitation, by taking any of the following actions: (i) making patent application(s) on any Invention specified by the Company in such jurisdictions as determined by the Company; (ii) executing documents of assignment to the Company or its designee of all Employee’s right, title and interest in and to any Invention, any patent applications relating thereto, and any patents granted thereon; and (iii) from time to time, at the request of the Company, executing all instruments and rendering all such assistance as may reasonably be required in order to protect the rights of the Company or its designee and to vest in the Company or its designee all rights to any Invention, patent application and patents.
     (c) Company’s Discretion
     Employee understands and agrees that Company or its designee will determine, in its sole and absolute discretion, whether and to what extent applications will be filed for patents on any Invention which is the exclusive property of the Company and whether any such application will be abandoned prior to issuance of a patent.
     (d) Prior Inventions
     Employee has attached as Schedule B – Prior Inventions a list of all Inventions, patent applications and patents made or conceived by him prior to the Effective Date, which are subject to prior agreements or which Employee desires to exclude from this Agreement. If no such list is attached, Employee hereby represents and warrants that there are no such Inventions patent applications or patents.
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     12. Non-competition Agreement
     During the term of Employee’s employment by the Company and for a period of twelve (12) months thereafter, Employee agrees that he will not directly or indirectly, whether as employee, officer, director, independent contractor, consultant, advisor, financing source, agent, stockholder, partner, member or otherwise, engage or assist others to engage in or have any interest in any business which competes with the solar power industry operations of the Company anywhere in the world (the “Non-Compete Region”), unless released in advance from such obligation in writing by the Company; provided, however, that nothing herein shall prevent the purchase or ownership by Employee of shares which constitute less than 1% of the outstanding equity securities of a publicly held corporation, if Employee has no other relationship with such corporation. Employee acknowledges that he will be responsible for operations that currently include the Non-Compete Region and the corresponding scope for the non-competition covenant provided in this Section 12, which Employee agrees is reasonable and necessary in light of the legitimate interests of the Company and the compensation provided in this Agreement.
     13. Non-Solicitation Covenant
     During the term of Employee’s employment by the Company and for a period of two (2) years thereafter, Employee agrees that he will not directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers, clients or other parties who are currently doing business with the Company or have had business dealings with the Company during the immediately preceding two (2) year period prior to the end of the term of Employee’s employment with the Company. Employee further covenants that during the term of Employee’s employment by the Company and for a period of five (5) years thereafter, Employee agrees not to, directly or indirectly, endeavor to entice away from the Company any of the employees of the Company.
EMPLOYEE ACKNOWLEDGES THAT THE COVENANTS SET FORTH IN THIS AGREEMENT IN SECTIONS 9 (CONFIDENTIALITY), 10 (RETURN OF CONFIDENTIAL RECORDS), 11 (ASSIGNMENT OF INVENTIONS), 12 (NONCOMPETITION), AND 13 (NON-SOLICITATION) DO NOT IMPOSE UNREASONABLE RESTRICTIONS OR WORK A HARDSHIP ON EMPLOYEE, ARE ESSENTIAL TO THE WILLINGNESS OF COMPANY TO HIRE, TRAIN AND EXPOSE EMPLOYEE TO THE COMPANY’S CONFIDENTIAL INFORMATION, ARE NECESSARY AND FUNDAMENTAL TO THE PROTECTION OF THE COMPANY’S BUSINESS, AND ARE REASONABLE AS TO SCOPE, DURATION, AND TERRITORY.
     14. No Conflicting Agreements
     Employee represents and warrants to the Company that (i) the performance of the obligations under this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to the date of this Agreement; (ii) Employee has not brought and will not bring to the Company or use in the
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performance of his responsibilities at the Company any proprietary information or trade secret information belonging to any previous employer or other third party, unless Employee has obtained written authorization to do so and delivered such authorization to the Company; and (iii) Employee is not a party to, and will not enter into during the term of this Agreement, any agreement, either written or oral, that conflicts with this Agreement or limits Employee’s ability to carry out his obligations under this Agreement. Employee agrees to indemnify Company and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee which, the foregoing representation and warranty to the contrary notwithstanding, shall be in violation or shall constitute a breach of any such commitment, arrangement or understanding.
     15. Additional Covenants
     Employee acknowledges that his employment shall be subject to additional policies, procedures, and agreements adopted by the Company from time to time, including but not limited to the Company’s Code of Business Conduct, Insider Trading Policy, and Employee Confidentiality, Non-Disclosure, and Inventions Agreement. Employee agrees to acknowledge and/or sign such policies, procedures, and/or agreements as may be required by the Company from time to time. In the event that the terms of any further policies, procedures, or agreements adopted by the Company address matters already addressed, either wholly or partially, within this Agreement, those provisions which afford the Company the greatest protection or benefit shall be deemed to be the governing provisions. The parties expressly confirm that this section 14 shall not apply to any policy, procedure or agreement subsequently adopted by the Company which would have the effect of amending or altering the base salary or termination entitlement of the Employee under this Agreement unless expressly agreed to by the Employee in writing.
     16. Remedies
          (a) Equitable Relief
          Employee acknowledges that he has knowledge, skill and ability of a special and unique value. This value will continue to be enhanced as a result of the employment under this Agreement, and the monetary value of the loss of such knowledge, skill and ability to the Company may not adequately compensate the Company. Employee therefore agrees that the Company shall have the right, in addition to any other rights which the Company may have, to enjoin Employee by appropriate proceedings for an injunction, without the necessity of posting a bond, from engaging in any act or omission with respect to any breach of this Agreement by Employee or to obtain other equitable relief with respect to any breach of this Agreement by Employee. Employee further agrees that all restrictions imposed upon Employee under this Agreement during and after the term of this Agreement are reasonable and valid, and Employee waives any defenses to the strict enforcement thereof.
          (b) Other Remedies
          In the event of any breach by Employee of any of the provisions of this Agreement, in addition to the remedies set forth in this Agreement, the Company shall be entitled to pursue any other remedies available in law or equity.
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     17. Further Agreements
     Employee shall, at the request of the Company, execute and deliver to the Company such agreements related to the confidentiality of the Company’s technology and other proprietary rights or assigning to the Company any inventions developed by Employee for the Company or using resources, as the Company may reasonably request from time to time.
     18. General
     (a) Governing Law/Jurisdiction/Venue
     This Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of Ontario, excluding choice of law provisions. Jurisdiction over and venue of any suit arising out of or related to this Agreement or any issue related to the employment of Employee shall be exclusively in the courts of the Province of Ontario.
     (b) Notices
     Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and personally delivered, or mailed by registered or certified mail, return receipt requested, to a party at the address or number set forth for the party below, or to such other address as may be designated from time to time by written notice; the notice shall be deemed given on the date of personal delivery or the date set forth on the return receipt.
     (c) Amendments and Waivers
     This Agreement may not be amended or otherwise modified, except in a writing executed by both parties. No provision of this Agreement may be waived except in a writing executed by the party waiving such provision, and no waiver of breach shall constitute a subsequent waiver of the same or another breach.
     (d) Benefit and Assignment
     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither this Agreement nor the rights or duties of either party may be assigned by either party without the prior written consent of the other party, except that in the discretion of the Company the Company may assign, temporarily or permanently and without Employee’s consent, its rights and obligations under this Agreement to an affiliate or successor of the Company.
     (e) Entire Agreement
     This Agreement and all other agreements and exhibits referenced herein constitute the entire understanding and agreement among the parties, supersede any and all prior agreements, arrangements and understandings with respect to the subject matter of this Agreement and there are no other agreements, understandings, restrictions,
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representations or warranties among the parties with respect to the subject matter of this Agreement other than those set forth or provided for herein.
     (f) Severability
     If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction for any reason, including, without limitation, the duration of the noncompetition provision, its scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof; and (c) any court having jurisdiction shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.
     (g) Survival of Undertakings
     The provisions of Sections 9, 10, 11, 12 and 13, the general provisions of Section 16, any post-termination covenants contained in Schedule A – Supplemental Compensation and Benefits Arrangements, and this Section 18 shall survive the termination of Employee’s employment with the Company irrespective of the reasons therefor. Employee acknowledges and agrees that the restrictions imposed upon Employee by Sections 9, 10, 11, 12 and 13, and the purpose of such restrictions are reasonable and are designed to protect the Confidential Information and the continued success of the Company without unduly restricting Employee’s future employment by others.
     (h) Counsel
     BY EXECUTING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES HE HAS CAREFULLY READ THE TERMS OF THIS AGREEMENT AND HAS HAD THE OPPORTUNITY TO BE ADVISED BY LEGAL COUNSEL OF HIS CHOICE. EMPLOYEE HAS OBTAINED LEGAL ADVICE FROM COUNSEL OF HIS CHOOSING.

Execution Date:

Commencement Date:	June 6, 2005

Position:	Chief Executive Officer – ATS Solar Group

Annual Salary:	$350,000 Canadian Dollars
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THE PARTIES ACKNOWLEDGE THAT THE EXECUTION DATE LISTED ABOVE IS ON OR BEFORE THE FIRST DAY OF EMPLOYMENT OF EMPLOYEE BY THE COMPANY

COMPANY:	ATS AUTOMATION TOOLING SYSTEMS INC.

	By:	/s/ RON JUTRAS

	Address:	250 Royal Oak Road
Cambridge, Ontario
N3H 5M2

EMPLOYEE:
/s/ SILVANO GHIRARDI

	Name:	Silvano Ghirardi
	Address:	845 Club Chase Lane
Roswell, Georgia 30076
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Schedule A – Supplemental Compensation and Benefits Arrangements
     1. Bonus Compensation.
     Bonus Amounts. Subject to such changes to the Company’s bonus compensation arrangements as may be made from time to time by the board of directors of the Company, the Employee shall be entitled to an annual bonus, which shall not constitute part of base salary, as determined at the discretion of the Board. The target bonus amount in any given year will be twenty-five percent (25%) of the Employee’s annual base salary with the maximum bonus amount in any given year being up to fifty percent (50%) of the Employee’s annual base salary.
     2. Stock Options. Upon commencement of full time employment, Employee shall be granted stock options exercisable to purchase up to 50,000 shares of Common Stock of the Company (the “Options”), subject to approval and determination of exercise price (which shall be based on the fair market value as of the effective date of the grant) by the Board of Directors of the Company. The Options shall vest and be exercisable by Employee at the rate of 20% per year commencing on the first anniversary of the Commencement Date until the entire option is exercisable in full on the fifth anniversary of the Commencement Date. The Options shall be subject to such other terms as are provided in the Company’s Stock Option Plan governing the Options and in the form of option agreement provided to Employee. Company agrees to recommend to the Board of Directors of the Company that the Options to be granted to Employee include a provision pursuant to which there would be an immediate accelerated vesting of all unvested Options then held by Employee in the event that the employment of Employee were terminted without Cause in the circumstances of a Corporate Transaction as defined below. Employee acknowledges that such provision would be outside of the scope of Company’s Stock Option Plan and requires express approval from the Board of Directors. For the purposes of this Agreement, a “Corporate Transaction” shall mean any transaction involving a merger, acquisition or investment in Company or New Solar Co. by or with a third party pursuant to which such third party has the right, either by way of voting control, contract or other agreement with Company, to replace Employee with an individual requested by such third party.
     Company and Employee acknowledge the intention that the Options will be converted to stock options, or other equity participation instruments, in New Solar Co. at such time that New Solar Co. is formed and capitalized. Company and Employee shall mutually agree upon the mechanism and valuation process to be used for conversion of the Options to options or other equity instruments in New Solar Co.. Subject to tax and legal advice that may be received at such time, the intention of Company and Employee would be to use a fair and reasonable valuation approach so as to put the Employee in the same position had New Solar Co. been in existence at the time of entering into this Agreement and had Employee been granted options or other equity instruments in New Solar Co. at an equivalent value to the current value of the Options granted to Employee hereunder. For the purposes of such valuation, Company and Employee acknowledge that Company’s standard Black-Sholes valuation approach for valuation of the Options would currently result in a “cash equivalent” valuation of the Options at approximately fifty percent (50%) of the exercise price of those Options and that such valuation should be the basis for equivalent option or equity participation by Employee in New Solar Co.. To the extent that the Options held by Employee (whether vested or unvested) have any “in the money” value at the time of this intended conversion, it is intended, subject to applicable tax and legal advice, that the “in the money” value will be added to the base value used to determine Employee’s option or equity participation in New Solar Co.. Failing agreement, or in the event that other restrictions or requirements prevent the conversion of the Options on terms that are mutually acceptable to both Company and Employee, Employee shall retain the Options in Company.
     3. Supplemental Benefits.
          (a) Car allowance. Employee shall receive a car allowance of $10,000 (Cdn$) per year.
          (b) Relocation. Normal and customary relocation expenses incurred to re-locate within the general vicinity of the Company’s operations in Cambridge, Ontario will be covered per our corporate policy and guidelines up to maximum amount of $55,000 USD, including payment of real estate fees, legal fees and moving costs.
          (c) Temporary Accommodations Allowance. The Company will re-imburse Employee for temporary living accommodations and related expenses up to a maximum of $2,000 CDN per month for a period of up to six (6) months.
          (c) Tax Advice. The Company will re-imburse the Employee for professional tax advice fees incurred by the Employee up to a maximum of $2,500 per year for completion of personal income tax annual tax returns in Canada and the United States for the first two (2) annual returns filed by the Employee following the relocation.
          (d) Vacation Entitlement. The Company confirms that Employee shall have an initial vacation entitlement of four (4) weeks.
          (e) Benefits Coverage. The Company confirms that it will waive, and require its benefit providers to waive, any waiting period prior to Employee’s eligibility to receive the customary medical and health benefits coverage made available by Company to its employees.